Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

212-373-3000

212-757-3990

November 5, 2020

Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, NY 10577

Teladoc Health, Inc.

Post-Effective Amendment on Form S-8 to Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Teladoc Health, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment on Form S-8 to Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 9,822,533 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable in respect of awards granted under the Livongo Health, Inc. 2019 Equity Incentive Plan, the Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan, and the Livongo Health, Inc. Amended and Restated 2008 Stock Incentive Plan (collectively, the “Assumed Plans”). The Assumed Plans were assumed by the Company in connection with the completion of certain transactions contemplated by the Agreement and Plan of Merger, dated as of August 5, 2020 (the “Merger Agreement”), by and among the Company, Tempranillo Merger Sub, Inc. and Livongo Health, Inc.

Teladoc Health, Inc.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statement; and

2.     the Assumed Plans and the forms of award agreements (collectively, the “Agreements”) relating to the awards to acquire Shares granted under the Assumed Plans; and

3.     the Merger Agreement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended and restated, and the by-laws, as amended and restated, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such agreements and documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Teladoc Health, Inc.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Assumed Plans and any applicable Agreement under the Assumed Plans, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP